Exhibit 6

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of December 22, 2013, is by and among YRC Worldwide Inc. (the “Company”) and each entity or account listed on Appendix A hereto (a “Holder” and, solely for ease of reference, collectively, the “Holders”). The Company and the Holders are sometimes referred to herein collectively as the “Parties” and each of them, individually, as a “Party.”

W H E R E A S:

A. Each Holder owns 10% Series B Convertible Senior Secured Notes due 2015 of the Company, in the aggregate principal amount(s) listed on Appendix A (the “Series B Notes”).

B. Each Holder, on the one hand, and the Company, on the other hand, wish to exchange the Series B Notes held by such Holder plus accrued and unpaid interest through January 15, 2014 (the “Series B Notes Total”) for such number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), listed opposite such Holder’s name on Appendix A hereto under the heading “Common Stock.”

C. This Agreement sets forth the agreement between the Company and each Holder regarding the terms upon which the Company and the Holders will exchange the Series B Notes Total for the Shares. Notwithstanding any collective reference to Holders, each Holder is acting separately in the exercise of its rights hereunder and all of its commitments and liabilities are undertaken on a several and not joint and several basis.

D. Contemporaneously with the execution and delivery of this Agreement, the Company, the Holders and the Other Purchaser (as defined below) will execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

E. Contemporaneously with the execution and delivery of this Agreement, (i) the Company, the Holders and certain other parties (the “Other Purchasers”) will execute and deliver several stock purchase agreements (the “Purchase Agreements”) pursuant to which the Company will agree to issue such persons Common Stock and, in certain cases, Class A Convertible Preferred Stock and (ii) the Company and certain Other Purchasers will execute and deliver exchange agreements (the “Other Exchange Agreements”) pursuant to which the Company will agree to exchange such Other Purchaser’s Series B Notes plus accrued and unpaid interest through January 15, 2014 for Common Stock. The aggregate amount of (i) the proceeds from the issuance of the Common Stock and Preferred Stock pursuant to the Purchase Agreements shall not be less than $250,000,000 and (ii) the principal amount of all Series B Notes accepted for exchange or converted pursuant to this Agreement, the Purchase Agreements or the Other Exchange Agreements shall not be less than $45,000,000.

F. This Agreement, the Registration Rights Agreement and each of the other agreements entered into by the Company and the Holders with each other in connection with the transactions contemplated by this Agreement, as each of them may be amended, modified or supplemented from time to time, are sometimes referred to herein collectively as the “Transaction Documents” and each, a “Transaction Document.”

NOW, THEREFORE, in connection with this exchange, the Company and each Holder hereby agree as follows:

1. EXCHANGE; CLOSING.

(a) Mandatory Exchange. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6, on the Mandatory Closing Date (as defined below):

(i) each Holder shall surrender, transfer and deliver to the Company through the Deposit/Withdrawal at Custodian procedures of The Depository Trust Company (“DTC”), all right, title and interest in and to its Series B Notes, and all claims in respect of or arising or having arisen as a result of such Holder’s status as a holder of Series B Notes; and

(ii) the Company shall deliver or cause to be delivered to such Holder (or its custodian or prime broker, as directed) at the offices of the then-acting registrar and transfer agent of the Common Stock or, if there is no then-acting registrar and transfer agent of the Common Stock, at the principal executive offices of the Company, the number of Shares deliverable upon the Closing Date, registered in the name of the relevant Holder (or its designee, as directed). To the extent the Common Stock is settled through the facilities of DTC, the Company will upon the written instruction of a Holder, use its commercially reasonable efforts to deliver the Shares deliverable to such Holder, through the facilities of DTC, to the account of the participant of DTC designated by such Holder.

(b) Optional Exchange. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5, each Holder may elect, in its sole discretion, to exchange its Series B Notes on the Optional Closing Date (as defined below) by delivering written notice (the “Optional Notice”) to the Company stating its election to exchange such Series B Notes in accordance with this Section (1)(b). In that event, on the Optional Closing Date:

(i) each Holder shall surrender, transfer and deliver to the Company through the Deposit/Withdrawal at Custodian procedures of DTC, all right, title and interest in and to its Series B Notes, and all claims in respect of or arising or having arisen as a result of such Holder’s status as a holder of Series B Notes; and

(ii) the Company shall deliver or cause to be delivered to such Holder (or its custodian or prime broker, as directed) at the offices of the then-acting registrar and transfer agent of the Common Stock or, if there is no then-acting registrar and transfer agent of the Common Stock, at the principal executive offices of the Company, the number of Shares deliverable upon the Closing Date, registered in the name of the relevant Holder (or its designee, as directed). To the extent the Common Stock is settled through the facilities of DTC, the Company will upon the written instruction of a Holder, use its commercially reasonable efforts to deliver the Shares deliverable to such Holder, through the facilities of DTC, to the account of the participant of DTC designated by such Holder.

(c) For purposes of this Agreement, (i) the term “Mandatory Closing Date” shall mean the second (2nd) business day after the Holders have confirmed that all of the conditions set forth in Section 6, and the Company has confirmed that all of the conditions set forth in Section 5, have been satisfied (or waived, as provided herein), or on such other date or at such other time and place as is mutually agreed to by the Company and each Holder, but in no event later than February 28, 2014; (ii) the term “Optional Closing Date” shall mean the (2nd) business day after the Holders have delivered the Optional Notice to the Company and the Company has confirmed that all of the conditions set forth in Section 5 have been satisfied (or waived, as provided herein); and (iii) the “Closing Date” shall refer either the Optional Closing Date or the Mandatory Closing Date, as the case may be.

(d) Within five (5) business days of the execution and delivery of this Agreement, each Holder shall deliver to the Company its irrevocable consent in the form attached hereto as Appendix B (the “Consent”) to certain amendments to the Indenture, dated as of July 22, 2011 (the “Indenture”), between the Company and U.S. Bank National Associates, as trustee, pursuant to which the Series B Notes were issued, such amendments being set forth in the form of Supplemental Indenture attached hereto as Appendix C (the “Supplemental Indenture”), along with a noteholder’s demand letter addressed to DTC with respect to such Consent. Promptly after the execution and delivery of this Agreement, each Holder will obtain the validation of such Holder’s DTC participant with respect to its Consent and the signature of DTC with respect to such Consent (together, the “Required Validations”) and deliver the Required Validations to the Company and the Trustee.

2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDERS. Each Holder, solely on behalf of itself, hereby represents and warrants to the Company and agrees with the Company as follows:

(a) Title. Such Holder is the legal and beneficial owner of the Series B Notes listed opposite its name on Appendix A hereto under the heading “Series B Notes.” Upon delivery to the Company of such Series B Notes, and upon such Holder’s receipt of its Shares, in each case, pursuant to this Agreement, good and valid title to such Series B Notes will pass to the Company, free and clear of any liens free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (collectively, “Liens”). Such Series B Notes constitute all of the Company’s Series B Notes beneficially owned by such Holder to the knowledge of such Holder’s investment manager.

(b) Organization and Qualification. Such Holder is or has been duly organized or registered and is validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has the requisite corporate, limited liability company, or partnership, as applicable, power and authority to own its properties and to carry on its business as now being conducted.

(c) No Public Sale or Distribution. Such Holder is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act, and such Holder does not have a present arrangement or agreement to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, such Holder does not agree, or make any representation or warranty, to hold any of the Shares for any minimum period of time or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement filed pursuant to or an exemption under the Securities Act.

(d) Accredited Investor. Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (“Regulation D”) as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Reliance on Exemptions. Such Holder understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Shares.

(f) Information. Such Holder acknowledges that neither the Company nor any person representing the Company has made any representation to it with respect to the Company or the offering or exchange of the Series B Notes for the Shares, other than the representations and warranties of the Company contained in (i) Section 3 hereof and (ii) any other Transaction Document (as defined below). Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries (as defined below) and materials relating to the offer and sale of the Shares hereunder which have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Holder or its advisors, if any, or its representatives, shall modify, amend or affect such Holder’s right to rely on the Company’s representations and warranties contained herein. Such Holder understands that its investment in the Shares hereunder involves a high degree of risk and that it is able to afford a complete loss of such investment. Such Holder has independently evaluated the merits of its decision to acquire the Shares hereunder, and such Holder confirms that it has not relied on the advice of any other Holder’s business and/or legal counsel in making such decision. Such Holder understands that nothing in this Agreement or any other materials presented by or on behalf of the Company or its Subsidiaries to the Holder in connection with the acquisition of the Shares hereunder constitutes legal, tax or investment advice. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares hereunder. As of the date hereof, such Holder is not aware of any conditions or circumstances that would cause any of the Company’s representations in Section 3 hereof not to be true and correct in all material respects. The foregoing provisions shall not be deemed to be a waiver of any of the rights that a Holder may have under this agreement.

(g) No Governmental Review. Such Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(h) Transfer or Resale of the Shares. Such Holder understands that, except as provided in the Registration Rights Agreement: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Holder shall have delivered to the Company an opinion of counsel (if requested by the Company), in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Holder provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder; and (iii) except with respect to the obligations of the Company under the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(i) Legends. Such Holder understands that until such time as the resale of the Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement, any stock certificates representing the Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (IF REQUESTED BY THE COMPANY) IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue to such holder by electronic delivery at the applicable balance account at DTC or, if the Company is unable to obtain DTC eligibility for such Shares, issue a certificate without such legend to the holder of the Shares upon which it is stamped, if: (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel reasonably satisfactory to the Company, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(j) Validity; Enforcement. The Transaction Documents and the Consent have been duly and validly authorized, executed and delivered on behalf of such Holder and shall constitute the legal, valid and binding obligations of such Holder, enforceable against such Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(k) No Conflicts. The execution, delivery and performance by such Holder of the Transaction Documents and the Consent and the consummation by such Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to perform its obligations hereunder.

(l) Residency. Such Holder is a resident of the jurisdiction listed opposite such Holder’s name on Appendix A hereto under the heading “Address.”

(m) General Solicitation. Such Holder is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(n) Mutual Agreement. The terms of the exchange of the Series B Notes for the Shares and the delivery of such Holder’s Consent have been mutually negotiated by the parties.

(o) Accuracy of Representations. Such Holder acknowledges that the Company is relying upon the truth and accuracy of the foregoing representations, warranties and agreements.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to each Holder and agree as follows:

(a) Organization and Qualification. Each of the Company and its “Subsidiaries” (which, for purposes of this Agreement, shall mean any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest such that such entity is consolidated with the Company’s results of operations for accounting purposes) are corporations or other legal entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or formed, and have the requisite corporate or other organizational power and authorization to own their properties and to carry on their business as now being conducted, except to the extent that such Subsidiary’s failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse change or effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole or on the transactions contemplated by this Agreement and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under this Agreement and the other Transaction Documents.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares have been duly authorized by the Company’s board of directors (“Board”), and no further consent or authorization is required by the Company, its Board or its stockholders). This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Issuance of Shares. The issuance of the Shares has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, the Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders of the Common Stock being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of the representations and warranties of the Holders set forth in Section 2(a) through (g) hereof, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act.

(d) No Conflicts. Except with respect to the Financing Facilities Consents (as defined below) (which are required solely for the consummation or performance of the transactions contemplated by this Agreement (and not, for the avoidance of doubt, required for the execution and delivery of this Agreement)), the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) does not and will not (i) result in a violation of the Company’s Certificate of Incorporation (as defined below) or Bylaws (as defined below), (ii) result in a violation of any certificate of incorporation, certificate of formation, certificate of designation, bylaw or other constituent document of any of the Company’s Subsidiaries, (iii) conflict with, or constitute a default (or an event which with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The NASDAQ Stock Market (the “Principal Market”)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (iii) and (iv) above, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The “Financing Facilities Consents shall mean any consents required under (i) the Amended and Restated Credit Agreement, dated as of July 22, 2011, among the Company and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”) and/or (ii) the Credit Agreement, dated as of July 22, 2011, among YRCW Receivables LLC, as borrower, the Company, as servicer, and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and together with the Senior Credit Agreement, the “Financing Facilities”). As of the Closing Date, the performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not conflict with, or constitute a default (or an event which with notice or lapse of time, or both, would become a default) under the Financing Facilities.

(e) Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents, in each case in accordance with the terms hereof or thereof, other than (i) filings required by applicable state securities laws, (ii) the filing with the SEC of one or more Registration Statements and the issuance of effectiveness orders with respect thereto in accordance with the requirements of the Registration Rights Agreement, (iii) the filing of any requisite notices and/or application(s) to the Principal Market for the issuance and sale of the Common Stock and the listing of the Common Stock for trading or quotation, as the case may be, thereon in the time and manner required thereby, (iv) those that have been made or obtained prior to the date of this Agreement, (vi) filings required under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (vii) those Financing Facilities Consents that are required solely for the consummation or performance of the transactions contemplated by this Agreement (and not, for the avoidance of doubt, required for the execution and delivery of this Agreement). All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected or will be obtained or effected on or prior to, and will be in full force and effect on, the Mandatory Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the consent, registration, application or filings pursuant to the preceding sentence. The issuance by the Company of the Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market. As of the Closing Date, the Companies shall have obtained all Financing Facilities Consents necessary or required for the performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares).

(f) No General Solicitation; Fees of Placement Agents and Financial Advisors. Neither the Company, nor any of its Subsidiaries or controlled Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. Except for MAEVA Group, LLC and Credit Suisse Securities (USA) LLC (together, the “Financial Advisors”), the Company has not engaged any placement agent or financial advisor in connection with the sale of the Shares. No person other than the Financial Advisors is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company, or any of its Subsidiaries or controlled Affiliates in connection with this Agreement or any of the transactions contemplated hereby. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Holder) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Holder harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim (other than for persons engaged by any Holder). “Affiliate” shall mean, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person. The term “Affiliated” has the meaning correlative to the foregoing. “Control,” “Controlled,” or “under common Control with” with respect to any person, means having the ability to direct the management and affairs of such person, whether through the ownership of voting securities or otherwise, and such ability shall be deemed to exist when a person holds a majority of the outstanding voting securities of such person. Notwithstanding any of the foregoing, and for the avoidance of doubt, MAEVA Group, LLC is not acting as a placement agent, investment banker or any other type of broker-dealer and its compensation being paid by the Company is not and does not constitute a placement agent fee, brokerage fee or any other form of transaction-based compensation.

(g) No Integrated Offering. None of the Company, its Subsidiaries, any of their controlled Affiliates, and any person acting on their behalf has, directly or indirectly, made, or will contemporaneously make, any offers or sales of any security or solicited or will contemporaneously solicit any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior or contemporaneous offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their controlled Affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would (i) require registration of any of the Shares under the Securities Act, (ii) cause the offering of the Shares to be integrated with other offerings in violation of the Securities Act or (iii) cause the sale and issuance of the Shares to be subject to any stockholder approval requirement, including, without limitation, under the rules and regulations of the Principal Market.

(h) Application of Takeover Protections; Rights Agreement. The Company and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, “poison pill” (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the State of Delaware which is or could become applicable to any Holder as a result of the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Company’s issuance of the Shares and any Holder’s ownership of the Shares. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(i) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof or prior to the date of the Closing, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, as amended and supplemented to the date hereof, are hereinafter collectively referred to as the “SEC Documents”). The Company has delivered to the Holders or their respective representatives true, correct and complete copies of any SEC Documents that are not available on or through the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(j) Absence of Certain Changes. Except as disclosed or described in the SEC Documents filed prior to the date of this Agreement (the “Filed SEC Documents”), since December 31, 2012, there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole. The Company has not taken any steps with any governmental agency or authority or any other regulatory or self-regulatory agency or authority to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reasonable basis to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Neither the Company nor any of its “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act (the “Significant Subsidiaries”) (individually and on a consolidated basis) is (x) Insolvent as of the date hereof or (y) after giving effect to the transactions contemplated hereby to occur at the Closing, will be Insolvent (as hereinafter defined). For purposes of this Section 3(j), “Insolvent” means, with respect to any person (i) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due (whether at maturity or otherwise) in the ordinary course, (ii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay such debts as they become due (whether at maturity or otherwise) in the ordinary course, (iii) such person has unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted, (iv) the sum of such person’s debts (including contingent liabilities) exceeds the present fair saleable value of such person’s presents assets, on a pro-forma basis assuming the consummation of the transactions contemplated hereby, or (v) such person is “insolvent” within the meaning given that term and similar terms under title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. and applicable laws relating to fraudulent transfers and conveyances. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability and the Company shall be entitled to make a reasonable assumption that its existing pension plan deferrals and employee wage concessions (each as disclosed in the Filed SEC Documents) will continue for the foreseeable future.

(k) No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated hereby and pursuant to the Purchase Agreements, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(l) Conduct of Business; Regulatory Permits. Neither the Company, nor any of its Significant Subsidiaries is in violation of its certificate of incorporation, bylaws or other constituent documents. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in the Filed SEC Documents, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts that could reasonably be expected to lead to delisting or suspension of the Common Stock in the foreseeable future. During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market (other than as requested by the Company in connection with the dissemination of material information), and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that could otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) Foreign Corrupt Practices. During the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its, his or her actions for or on behalf of the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n) Sarbanes-Oxley Act. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(o) Transactions With Affiliates. Except as set forth in the Filed SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than (i) for ordinary course services as employees, officers or directors and (ii) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company than could be obtained on an arm’s-length basis from unrelated third parties), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(p) Equity Capitalization. As of December 19, 2013, the authorized capital stock of the Company consists of (i) 33,333,333 shares of Common Stock, of which, as of the date hereof, 10,922,968 shares are issued and outstanding, 965,030 shares are reserved for issuance pursuant to the Company’s employee equity incentive compensation plans and 9,891,290 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which, as of the date hereof, one share is issued and outstanding and designated as Series A Voting Preferred Stock (the “Series A Preferred Stock”). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed or described in the Filed SEC Documents (other than with respect to subclause (G) below): (A) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries (except for agreements entered into on or after the date hereof (i) to sell Common Stock and Preferred Stock and/or (ii) to issue Common Stock in exchange for Series B Notes) or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (C) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness in an amount in excess of $5,000,000 (excluding intercompany indebtedness) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (D) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, naming the Company or any of its Subsidiaries (other than liens securing or permitted by the Financing Facilities); (E) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement and other such agreements entered into on or after the date hereof in connection with (i) the sale of Common Stock or Preferred Stock and (ii) the exchange of Common Stock for Series B Notes); (F) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or repurchase a security of the Company or any of its Subsidiaries; (G) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares, the Conversion Shares or the other transactions contemplated by the Transaction Documents; (H) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (I) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed or described in the SEC Documents but not so disclosed or described in the SEC Documents, other than those incurred in the ordinary course of the Company’s or any

Subsidiary’s respective businesses or which, individually or in the aggregate, do not or would not be reasonably likely to have a Material Adverse Effect. The Company confirms that it has filed with the SEC true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(q) Indebtedness and Other Contracts. Except as disclosed or described in the Filed SEC Documents, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness in an amount in excess of $5,000,000 (excluding intercompany Indebtedness), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which has or would reasonably be expected to have or is expected to have a Material Adverse Effect. Without limiting the foregoing, the Company represents and warrants that (A) it is in compliance in all material respects with all provisions of the Financing Facilities and any other material financing documents, (B) it is not in violation of or, in default under, the Financing Facilities or any other material financing document and, (C) based upon all information currently available to it, the Company has no reason to believe that it will be in violation of, or be in default under the Financing Facilities or any other material financing document as of the Closing Date (assuming effectiveness of the Financing Facilities Consent), whether as a result of the transactions contemplated by the Transaction Documents or otherwise. For purposes of this Agreement, (x) “Indebtedness” of any person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation”

means, as to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any Indebtedness, lease, dividend or other obligation of another person if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto. The issuance of the Shares pursuant to this Agreement and the Other Exchange Agreements, the issuance of shares of Common Stock pursuant to the Purchase Agreements, and the consummation of the transactions contemplated by this Agreement and the Other Exchange Agreements will not result in any anti-dilution or similar adjustment pursuant to the terms of the Company’s 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”), the Series B Notes, the Company’s 6% Convertible Senior Notes due 2014 (the “6% Notes”) or any other security convertible or exercisable into shares of Common Stock.

(r) Absence of Litigation. Except as set forth in the Filed SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock, the Preferred Stock or any of its Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged in the same or similar locations, provided that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates. Except as disclosed or described in the Filed SEC Documents, neither the Company nor any Subsidiary has been refused any insurance coverage which it sought or for which it applied during the last two (2) years. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect; provided, however, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

(t) Employee Relations. The Company has filed with the SEC all of the collective bargaining agreements to which the Company or any of its Subsidiaries is a party that are material to the Company and its Subsidiaries, taken as a whole. The Filed SEC Documents summarize in all material respects the proportion of the employees of the Company and its Subsidiaries that are represented by a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company, to the knowledge of the Company or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability except for any of the foregoing matters that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(u) Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property, in each case that are owned by them, free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property and do not interfere in any material respect with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or are otherwise set forth or described in the Filed SEC Documents. Any real property and facilities that are material to the Company and its Subsidiaries, taken as a whole, held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(v) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) necessary to conduct their respective businesses as currently conducted, except where the failure thereof would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others which would reasonably be expected to result in a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights which has a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which could reasonably be expected to give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except as determined in their commercially reasonable business judgment.

(w) Environmental Laws. Except as disclosed or described in the Filed SEC Documents, the Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or health and safety matters or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes regulated pursuant to Environmental Laws (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(x) Tax Status. The Company and each of its Subsidiaries (i) has made or filed all federal, foreign and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject which are now due and for which filing extensions have not been obtained, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as disclosed in the Filed SEC Documents, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(y) Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act). The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(z) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity outside the ordinary course of business that is required to be disclosed by the Company in its Exchange Act filings and has not been so disclosed.

(aa) Form S-3 Eligibility. The Company is eligible to register the Shares for resale by the Holders using a registration statement on Form S-3 promulgated under the Securities Act. The Company has provided the Holders with a draft of the registration statement on Form S-3 (the “Registration Statement”), which, as of the date hereof, is ready for filing with the SEC and complies in all material respects with the SEC’s rules and regulations.

(bb) Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the Company’s knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) except as set forth in the SEC Documents, sold, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(cc) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to each Holder hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(dd) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated by this Agreements and the other Transaction Documents will not be, an “investment company,” as defined in, or subject to, the Investment Company Act of 1940, as amended.

(ee) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or controlled Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), or to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or controlled Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or controlled Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve.

(ff) No Additional Agreements. Other than confidentiality agreements entered into with each Holder prior to the date of this Agreement (which shall remain in full force and effect except as expressly set forth therein), the Purchase Agreements the Other Exchange Agreements and the Registration Rights Agreement, the Company does not have (A) any agreement, arrangement or understanding with any Holder with respect to the transactions contemplated by the Transaction Documents, other than as specified in the Transaction Documents or (B) any other material agreement with respect to the Series A Notes, Series B Notes or 6% Notes or any additional financing or liability management transactions with respect to the Company or any Subsidiary, except as disclosed in the Filed SEC Documents.

(gg) Disclosure. All disclosure provided to the Holders regarding the Company or any of its Subsidiaries, their business and the transactions contemplated hereby furnished by or on behalf of the Company, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Holder makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(hh) Company Bad Actor Event. The offer and issuance of the Shares is not unavailable for an exemption under Rule 506 of Regulation D by the occurrence or issuance of any conviction, order, judgment, decree, suspension, injunction, expulsion or bar described in Rule 506(d) of Regulation D, except to the extent the subject of such conviction, order, judgment, decree, suspension, injunction, expulsion or bar is any Financial Advisor, any general partner or managing member of any Financial Advisor, or any director, executive officer or other officer of any Financial Advisor (each, a “Company Bad Actor Event”).

(ii) Financial Advisor Bad Actor Event. Each Financial Advisor has represented to and agreed with the Company that (A) there has not occurred or been issued any conviction, order, judgment, decree, suspension, injunction, expulsion or bar described in Rule 506(d) of Regulation D that would make the offer and issuance of the Shares unavailable for an exemption under Rule 506 of Regulation D to the extent the subject of such conviction, order, judgment, decree, suspension, injunction, expulsion or bar is such Financial Advisor, any general partner or managing member of such Financial Advisor, or any director, executive officer or other officer of such Financial Advisor (each, a “Financial Advisor Bad Actor Event”), (B) such Financial Advisor will notify the Company promptly of the occurrence or issuance of any Financial Advisor Bad Actor Event of which such Financial Advisor hereafter becomes aware, and (C) set forth on Appendix D is a description of each matter that would have been a Financial Advisor Bad Actor Event had it not occurred before September 23, 2013 (the “Financial Advisor Prior Bad Actor Events”).

(jj) Bad Actor Disclosure. In accordance with Rule 506(e) of Regulation D, the Company has furnished to each Holder, a reasonable time before the date hereof, a description of (1) each matter that would have been a Company Bad Actor Event had it not occurred before September 23, 2013 and (2) the Financial Advisor Prior Bad Actor Events.

(kk) Mutual Agreement. The terms of the exchange of the Series B Notes for the Shares and the delivery of such Holder’s Consent have been mutually negotiated by the parties.

(ll) Accuracy of Representations. The Company acknowledges that the Holders are relying upon the truth and accuracy of the foregoing representations, warranties and agreements.

(mm) Extension Agreement. A correct and complete copy of the Extension Agreement (as defined herein) has been provided to the Holders and, as of the Closing Date, such Extension Agreement has not been amended in any manner affecting any of the conditions to the effectiveness thereof.

4. COVENANTS.

(a) Form D and Blue Sky. The Company shall file a Form D with respect to the Shares as required under Regulation D and shall provide a copy thereof to each Holder promptly after such filing. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Holders on the Closing Date pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Holders on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(b) Reporting Status. Until the earlier of (i) the date on which the Holders no longer own any Registrable Securities (as such term is defined in the Registration Rights Agreement) and (ii) the date on which the Holders may sell all of the Shares without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c) (or any successor thereto) promulgated under the Securities Act, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an Company required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations promulgated thereunder would no longer require such status or otherwise permit such termination, and the Company shall take all actions necessary to maintain its eligibility to register the Shares for resale by the Holders on Form S-3. The failure to file a report in a timely manner shall not be deemed to be a breach of this Section 4(b) so long as the Holders are able to sell their Shares without restriction or interruption under an effective registration statement filed with the SEC by the Company.

(c) Registration Statement for Registrable Securities. The Company shall file the Registration Statement covering the registration of the resale of the Registrable Securities (as each such term is defined in the Registration Rights Agreement) with the SEC within three (3) business days after the Closing Date.

(d) Most Favored Nation Treatment. The Company covenants and agrees that (i) no holder of Series B Notes that is exchanging Series B Notes for Common Stock concurrently herewith pursuant to any Other Exchange Agreement or other related agreement (including any side agreements) will exchange at a ratio that exceeds the exchange ratio contemplated by this Agreement (on a per note basis) and (ii) no other Exchange Agreement will contain any material term that is more favorable to any Other Purchaser than those contained (or not contained) in this Agreement.

(e) Exchange Listing. The Company will use its reasonable best efforts to cause the Shares to be designated for quotation or listed on the Principal Market.

(f) Notice of Effectiveness of Supplemental Indenture. The Company shall not deliver notice to the trustee under the indenture governing the Series B Notes (the “Series B Indenture”) that the Transactions (as such term is defined in the Supplemental Indenture) have closed until the Transactions (as defined herein) have closed.

(g) 6% Notes. The Company shall, concurrently with the closing of the transactions contemplated hereby, either (i) irrevocably deposit with the trustee under the indenture related to the 6% Notes an amount of cash sufficient to repay all such 6% Notes at maturity (including accrued interest and all other amounts due and payable under the indenture relating to the 6% Notes), and provide irrevocable instructions to such trustee to repay all such 6% Notes at maturity, or (ii) irrevocably deposit into an escrow account an amount of cash sufficient to repay all such 6% Notes at maturity (including accrued interest and all other amounts due and payable under the indenture relating to the 6% Notes), which escrow account shall be governed by an escrow agreement providing that such funds may be used for no purpose other than to repay all such 6% Notes at maturity (with any amounts remaining in such escrow account after all such 6% Notes have been repaid in full reverting to the Company).

(h) Series A Notes. The Company shall redeem, retire or otherwise repurchase all Series A Notes that remain outstanding after the Closing Date not later than six months and one day following the Closing Date and shall effect a discharge of its obligations under Section 8.01 of the Series A Indenture within 30 days following the Closing Date.

5. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY HEREUNDER. The obligations of the Company hereunder are subject to the satisfaction of each of the following conditions; provided, that the failure of a condition to be met as a result of the Company’s failure to satisfy its covenants in Section 4 hereof shall be deemed to be a waiver of such condition by such the Company:

(a) The Transaction Documents shall have been duly executed and delivered by each party thereto other than the Company.

(a) The representations and warranties of the Holders shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Holders shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Holders at or prior to the Closing Date.

(b) All required governmental, regulatory (including, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and third party consents and approvals (including, without limitation, the Financing Facilities Consents), if any, necessary for the consummation of the transactions contemplated by the Transaction Documents (the “Transactions”), including, without limitation, the sale of the Shares, shall have been obtained.

(c) There shall not have been instituted or be pending any action, proceeding or investigation (whether formal or informal), and there shall not have been any material adverse development to any action or proceeding currently instituted or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality in connection with the transactions contemplated by the Transaction Documents that (a) is, or is reasonably likely to be, materially adverse to the Company’s business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would prohibit, prevent or restrict consummation of the Transactions or (c) would materially impair the contemplated benefits to the Company or the Holder of the Transactions.

(d) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that either (a) would prohibit, prevent or restrict consummation of the transactions contemplated by the Transaction Documents or (b) is, or is reasonably likely to be, materially adverse to the Company’s business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects.

(b) Each Holder shall have executed and delivered to the Company and the Trustee such Holder’s Consent together with the Required Validations.

(c) The Supplemental Indenture shall have been duly executed and delivered by each party thereto.

(d) The trustee (or persons performing a similar function) under the Indenture shall not have objected in any respect to or taken action that could, in the Company’s sole judgment, adversely affect the consummation of the Transactions (including in respect of the proposed amendments to the Indenture) and shall not have taken any action that challenges the validity or effectiveness of the procedures used by the Company in connection with the Transactions.

6. CONDITIONS TO THE OBLIGATIONS OF THE HOLDERS HEREUNDER. The obligations of the Holders hereunder are subject to the satisfaction of each of the following conditions; provided, that the failure of a condition to be met as a result of Holder’s failure to satisfy its covenants in Section 4 hereof shall be deemed to be a waiver of such condition by such Holder:

(a) The Company shall have duly executed and delivered to such Holder each of the Transaction Documents to which it is a party.

(b) (i) the condition set forth in paragraph (a) of Section 9 of the Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies, as presented to the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters (the “TNFINC”) on December 6, 2013, by and among YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc. and USF Reddaway and the TNFINC (the “Extension Agreement”) (relating to the requirement to obtain the affirmative vote of 50% plus one of the bargaining unit employees in favor of the adoption of the Extension Agreement) shall have been satisfied, (ii) the TNFINC shall have notified the Company in writing that it is satisfied with the final terms and conditions of the provisions of the transactions contemplated in paragraphs (b) and (c) of Section 9 of the Extension Agreement and the efforts with respect to paragraph (c) of Section 9 of the Extension Agreement and (iii) there is not in effect any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction by any court or governmental, regulatory or administrative agency or instrumentality preventing or seeking to prevent the effectiveness of the Extension Agreement.

(c) The Amended and Restated Contribution Deferral Agreement, effective as of July 22, 2011, shall have been amended and extended with respect to at least 90% of the Obligations (as defined therein) to December 31, 2019.

(e) The representations and warranties of the Company shall be true and correct in all material respects (except for any representations or warranties already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(f) The offer and sale of the Shares by the Company shall be exempt from registration under the Securities Act, assuming the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in Section 2(a) through (g) hereof and the corresponding representations, warranties, agreements, acknowledgments and understandings made by the Other Purchasers in the Other Purchase Agreements.

(g) The aggregate amount of (i) the proceeds from the issuance of the Common Stock and Preferred Stock pursuant to the Purchase Agreements shall not be less than $250,000,000 and (ii) the principal amount of all Series B Notes accepted for exchange or converted pursuant to this Agreement, the Purchase Agreements or the Other Exchange Agreements shall not be less than $45,000,000.

(h) Each Other Purchaser that holds Series B Notes shall have agreed to on or prior to the Closing Date convert all of its Series B Notes pursuant to and in accordance with the terms of the Series B Indenture or exchange all of its Series B Notes pursuant to an Other Exchange Agreement.

(i) There shall not have been instituted or be pending any action, proceeding or investigation (whether formal or informal), and there shall not have been any material adverse development to any action or proceeding currently instituted or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality in connection with the transactions contemplated by the Transaction Documents that (a) is, or is reasonably likely to be, materially adverse to the Company’s business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would prohibit, prevent or restrict consummation of the Transactions or (c) would materially impair the contemplated benefits to the Company or the Holder of the transactions contemplated by the Transaction Documents.

(j) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that either (a) would prohibit, prevent or restrict consummation of Transactions or (b) is, or is reasonably likely to be, materially adverse to the Company’s business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects.

7. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company: YRC Worldwide Inc. 10990 Roe Avenue Overland Park, Kansas 66211
Telephone:	(913) 696-6100
Facsimile:	(913) 696-6116
Attention:	Michelle A. Friel
Executive Vice President, General Counsel and Secretary

With a copy to (for information purposes only):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone:	(312) 862-2232
Facsimile:	(312) 862-2200
Attention:	Dennis M. Myers, P.C.

If to the Holders:

To the address set forth on Appendix A hereto for each Holder, with copies to such Holder’s representatives as set forth on Appendix A.

or to such other address, facsimile number and/or email address to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

8. AMENDMENT. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, the party against which the enforcement of such waiver is sought.

9. GOVERNING LAW; JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a signature provided through facsimile, e-mail or other electronic transmission (including any signature contained in a .PDF or .TIF file) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

11. HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

12. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

13. ENTIRE AGREEMENT. This Agreement and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No purchaser of Shares from any Holder shall be deemed to be a successor merely by reason of such purchase. No party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

15. NO THIRD PARTY BENEFICIARIES. Except as specifically provided herein, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

16. SURVIVAL. The representations and warranties of the Company and the Holders contained herein, and the agreements and covenants set forth herein, shall survive the consummation of the transactions hereunder.

17. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

18. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

19. SEVERAL OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, each of the representations, warranties, agreements and obligations of any Holder under this Agreement, whether made individually by any such Holder or collectively as one of the Holders, shall be the several representation, warranty, agreement or obligation of each such Holder.

20. TERMINATION.

(a) Each Holder may (but shall not be required to) terminate this Agreement in the event that the Closing Date shall not have occurred on or before the earliest of (i) the date that is five (5) business days after the conditions to the obligations of the Company and the Holders set forth in Sections 5 and 6 above, respectively, have been satisfied (or any unsatisfied conditions set forth in such Sections have been waived, as provided herein), (ii) February 13, 2014 and (iii) an Event of Default (as defined in the Credit Agreement) pursuant to clause (t) of Article 7 of the Senior Credit Agreement has occurred and is continuing (after giving effect to all amendments, waivers, consents, supplements, modifications, grace and cure periods thereunder).

(b) Each Holder may (but shall not be required to) terminate this Agreement upon the occurrence of a Bankruptcy Event (as hereinafter defined). A “Bankruptcy Event” shall mean: (i) commencement of an involuntary case or other proceeding against the Company or any of its Subsidiaries (each, a “Bankruptcy Party”) that seeks liquidation, reorganization, winding-up or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect (“Bankruptcy Laws”) or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property; (ii) commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization, winding-up or other relief with respect to itself or its debts or other liabilities under any Bankruptcy Laws or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or a Bankruptcy Party’s consent to, or failure to controvert in a timely manner, any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing; or (iii) any Bankruptcy Party enters into negotiations with one or more of its creditors (or any representative thereof) with respect to a “prepackaged” or “prearranged” bankruptcy or similar plan.

(c) Each Holder may (but shall not be required to) terminate this Agreement if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that one or more conditions set forth in Section 6 would not (taking all such breaches into account) be satisfied, and (ii) such breach is not curable, or, if curable, is not cured within five (5) business days after written notice of such breach is given to the Company by any of the Holders.

(d) In the event of the termination of this Agreement pursuant to Section 20, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or their respective officers, directors, stockholders, or affiliates; provided, that, such termination shall not relieve any party from liability for breach of its representations or warranties or covenants hereunder.

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IN WITNESS WHEREOF, the Company and each Holder has caused its respective signature page to this Exchange Agreement to be duly executed as of the date first written above.

COMPANY:

YRC WORLDWIDE INC.

By:
Name:
Title:

Signature Page to Exchange Agreement

IN WITNESS WHEREOF, the Company and each Holder has caused its respective signature page to this Exchange Agreement to be duly executed as of the date first written above.

HOLDER:

[ ]

By: [ ]

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Exchange Agreement